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                                                                      Exhibit 23


                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Peabody Energy Corporation of our report dated January 23, 2004, included in the December 31, 2003 Annual Report to Stockholders of Peabody Energy Corporation.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the Peabody Energy Corporation Employee Stock Purchase Plan, Long-Term Equity Incentive Plan and Equity Incentive Plan for Non-Employee Directors (No. 333-61406), the Peabody Holding Company, Inc. Employee Retirement Account, Lee Ranch Coal Company Retirement and Savings Plan for Salaried Employees, and Western Surface Agreement-UMWA 401(k) Plan (No. 333-70910), and the Peabody Energy Corporation Deferred Compensation Plan (No. 333-75058), and the Black Beauty Coal Company 401(k) Plan (No. 333-109305), and the 1998 Stock Purchase and Option Plan for Key Employees of Peabody Energy Corporation (333-105455), and the 1998 Stock Purchase and Option Plan for Key Employees of Peabody Energy Corporation (333-105456), and in the Registration Statement on Form S-3 (No. 333-109906) and related combined prospectus of Peabody Energy Corporation of our reports dated January 23, 2004, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2003.

                                                ERNST & YOUNG LLP


St. Louis, Missouri
March 2, 2004